EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PRESS RELEASE

Contact:

Hai Tran, Chief Financial Officer

BioScrip

952-979-3768

BIOSCRIP REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS

ELMSFORD, N.Y., August 6, 2014 – BioScrip, Inc. (NASDAQ: BIOS) today announced its financial results for the second quarter of 2014. Second quarter revenue from continuing operations was $247.1 million, and the net loss from continuing operations, net of income taxes, was $18.6 million, or $0.27 per basic and diluted share. Non-GAAP adjusted loss from continuing operations per basic and diluted share was $0.07.

Second Quarter Highlights

•	Total revenue increased by $74.8 million, or 43.4%, as compared to the prior year period. Revenue from the Infusion Services segment increased by $74.6 million, or 47.8%, as compared to the prior year period. Organic revenue growth for the Infusion Services segment remained in the double digits year-over-year.

•	Gross profit from continuing operations was $65.4 million, or 26.4% of revenue, as compared to $57.8 million, or 33.5% of revenue, in the prior year period. The decline in gross profit margin percentage was driven primarily by the decline in the higher margin PBM Services segment.

•	Adjusted EBITDA from continuing operations was $11.0 million, an increase of $0.2 million over the prior year period. Adjusted EBITDA from the Infusion Services segment increased by $2.2 million, or 15.7%, as compared to the prior year, offset by a $3.1 million, or 62.6%, decrease in the PBM Services segment. Adjusted EBITDA also included $4.6 million of income related to the decrease of the fair value of contingent consideration relating to the Company's Infusion acquisitions, offset by a $5.5 million increase in the bad debt and contractual reserve provisions relating to the integration of our acquisitions. Additionally, Adjusted EBITDA included $0.5 million of increased investment in reimbursement resources in the form of overtime, temporary labor and third-party professional fees.

•	As a result of the continued focus on cash collections, BioScrip has increased monthly average accounts receivable collections from $69.3 million in the first quarter of 2014 to $80.9 million in the second quarter of 2014.

“During the second quarter, we made continued progress in executing our strategic priorities to deliver strong organic growth, improve cash flows and strengthen our balance sheet. Our team members worked tirelessly to deliver strong cash collections throughout the quarter, and we expect to continue this momentum into the third quarter," said Rick Smith, President and Chief Executive Officer of BioScrip.

“We are a leading infusion provider and believe our recent accomplishments position us well for continued improvement in operating performance as we head into the second half of the year. We intend to continue to deliver exceptional clinical care to patients, and strengthen our relationships with physicians, hospital systems and managed care companies to deliver enhanced value for our shareholders,” concluded Smith.

Results of Operations

Second Quarter 2014 versus Second Quarter 2013
Total revenue for the second quarter of 2014 was $247.1 million, compared to $172.3 million for the same period a year ago, an increase of $74.8 million, or 43.4%. Infusion Services segment revenue was $230.5 million in the second quarter as compared to $156.0 million for the same period in 2013. The 47.8% increase was driven primarily by continued strong double-digit organic growth and the acquisition of CarePoint Partners. PBM Services segment revenue was stable year-over-year at $16.6 million, versus $16.3 million in the second quarter of last year.

Consolidated gross profit for the second quarter of 2014 was $65.4 million, or 26.4% of revenue, compared to $57.8 million, or 33.5% of revenue, for the second quarter of 2013. The increase in gross profit was the result of organic growth and the acquisition of CarePoint Partners, offset by a decline in the PBM Services segment. The decline in gross profit margin percentage was driven primarily by the decline in the higher-margin PBM Services segment.

During the second quarter of 2014, Infusion Services segment Adjusted EBITDA was $16.2 million, compared to $14.0 million in the prior year quarter. The 15.7% improvement in Adjusted EBITDA in the Infusion Services segment resulted primarily from organic revenue growth and the acquisition of CarePoint Partners. Infusion Services segment Adjusted EBITDA also included $4.6 million of income related to the decrease of the fair value of contingent consideration relating to our infusion acquisitions, offset by a $5.5 million increase in the bad debt and contractual reserve provisions relating to the integration of our acquisitions.

PBM Services segment revenue was $16.6 million for the second quarter of 2014, compared to $16.3 million for the prior year period. The increase was related to the growth in traditional PBM volume, offset by declines in prescription discount card volume. PBM Services segment Adjusted EBITDA was $1.8 million, or 11.1% of segment revenue, for the second quarter of 2014 compared to $4.9 million, or 30.1% of segment revenue, in the prior year quarter.

On a consolidated basis, BioScrip reported $11.0 million of Adjusted EBITDA during the second quarter of 2014, or 4.5% of total revenue, compared to $10.8 million, or 6.3% of total revenue, in the same period last year. Adjusted EBITDA included $0.5 million of increased investment in reimbursement resources in the form of overtime, temporary labor and third-party professional fees.

Interest expense in the second quarter of 2014 was $9.1 million compared to $6.5 million in the prior year period.

Income tax expense for continuing operations in the second quarter of 2014 was $3.1 million compared to an income tax expense of $0.1 million in the prior year period.

The loss from continuing operations, net of taxes, for the second quarter of 2014 was $18.6 million, or a loss of $0.27 per basic and diluted share, compared to a net loss of $9.3 million, or $0.14 per basic and diluted share, in the prior year period.

Liquidity and Capital Resources

For the six months ended June 30, 2014, BioScrip used $26.7 million in net cash from continuing operating activities, compared to cash used of $22.8 million during the six months ended June 30, 2013. Sequentially, net cash from continuing operating activities improved by $22.0 million from the first quarter of 2014. As of June 30, 2014, the Company's cash balance was $1.5 million, and it had $418.7 million of outstanding debt and an undrawn $75 million revolving credit facility. Capital expenditures for the second quarter of 2014 were $3.9 million.

Outlook

The Company projects that its 2014 revenue will be at the high end of its guidance range of $940.0 million to $980.0 million and that its 2014 Adjusted EBITDA will be in a range of $55.0 million to $60.0 million. This reflects the Company's current assessment of the business and assumes:

•	Infusion Services segment is expected to continue to deliver double-digit organic revenue growth;

•	Infusion Services segment Adjusted EBITDA margin percentage is expected to sequentially improve;

•	Momentum to collect older receivables impacted by the integration of the acquisitions continues in the second half of the year. These efforts are on-going, but timing may be uncertain; and

•	Continued stability is expected in our PBM Services segment from an adjusted EBITDA perspective, consistent with its performance in the first half of the year.

Conference Call

BioScrip will host a conference call to discuss its second quarter 2014 financial results on August 7, 2014 at 8:30 a.m. Eastern Time. Interested parties may participate in the conference call by dialing 800-679-2940 (US), or 303-223-2690 (International), 5-10 minutes prior to the start of the call. A replay of the conference call will be available for two weeks after the call's completion by dialing 800-633-8284 (US) or 402-977-9140 (International) and entering conference call ID number 21728610. An audio webcast and archive will also be available for 30 days under the "Investor Relations" section of the BioScrip website at www.bioscrip.com.

About BioScrip, Inc.

BioScrip, Inc. is a leading national provider of infusion and home care management solutions. BioScrip partners with physicians, hospital systems, facilities-based providers, healthcare payors, and pharmaceutical manufacturers to provide patients access to post-acute care services. BioScrip operates with a commitment to bring customer-focused pharmacy and related healthcare infusion therapy services into the home or alternate-site setting. By collaborating with the full spectrum of healthcare professionals and the patient, BioScrip provides cost-effective care that is driven by clinical excellence, customer service, and values that promote positive outcomes and an enhanced quality of life for those it serves. BioScrip provides its infusion and home care services from over 80 locations across 29 states.

Forward-Looking Statements – Safe Harbor This press release includes statements that may constitute "forward-looking statements," including projections of certain measures of the Company's results of operations, projections of certain charges and expenses, and other statements regarding the Company's goals, regulatory approvals and strategy. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. In some cases, forward-looking statements can be identified by words such as "may," "should," "could," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "predict," "potential," "continue" or comparable terms. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Important factors that could cause or contribute to such differences include but are not limited to risks associated with: the Company's ability to integrate the CarePoint business and other acquisitions; the Company's ability to grow its Infusion Services segment organically or through acquisitions and obtain financing in connection therewith; its ability to reduce operating costs while sustaining growth; reductions in federal, state and commercial reimbursement for the Company's products and services; increased government regulation related to the health care and insurance industries; as well as the risks described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the year ended December 31, 2013. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company's situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

Reconciliation to Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with generally accepted accounting principles (GAAP), the Company is also reporting EBITDA, Adjusted EBITDA, and Adjusted EPS, which are non-GAAP financial measures. EBITDA, Adjusted EBITDA and Adjusted EPS are not measurements of financial performance under GAAP and should not be used in isolation or as a substitute or alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as a substitute or alternative to cash flow from operating activities or a measure of our liquidity. In addition, the Company's definitions of EBITDA, Adjusted EBITDA and Adjusted EPS may not be comparable to similarly titled non-GAAP financial measures reported by other companies. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA, as defined by the Company, represents net income before net interest expense, loss on extinguishment of debt, income tax expense, depreciation and amortization, stock-based compensation expense, acquisition and integration expenses, restructuring-related expenses and investments in start-up operations. As part of restructuring, the Company may incur significant charges such as the write down of certain long−lived assets, temporary redundant expenses, retraining expenses, potential cash bonus payments and potential accelerated payments or terminated costs for certain of its contractual obligations. Adjusted EPS, as defined by the Company, represents earnings per basic and diluted share, excluding the same elements in calculating Adjusted EBITDA as well as the impact of acquisition-related intangible amortization. Management believes that these non-GAAP financial measures provide useful supplemental information regarding the performance of our business operations and facilitates comparisons to our historical operating results. For a full reconciliation of EBITDA, Adjusted EBITDA and Adjusted EPS to the most comparable GAAP financial measures, please see the attachments to this earnings release.

(Financial Tables Follow)

Schedule 1
BIOSCRIP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, except for share amounts)

	June 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,547	$1,001
Receivables, less allowance for doubtful accounts of $26,340 and $17,836 at June 30, 2014 and December 31, 2013, respectively	190,479	172,187
Inventory	34,478	34,341
Prepaid expenses and other current assets	12,289	14,110
Current assets of discontinued operations	-	15,316
Total current assets	238,793	236,955
Property and equipment, net	39,861	41,182
Goodwill	572,931	571,337
Intangible assets, net	13,501	16,824
Deferred financing costs	17,418	17,184
Other non-current assets	1,318	3,733
Non-current assets of discontinued operations	-	49,643
Total assets	$883,822	$936,858
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$431	$60,257
Accounts payable	69,747	63,575
Claims payable	4,022	2,547
Amounts due to plan sponsors	5,642	4,826
Accrued interest	6,937	2,173
Accrued expenses and other current liabilities	38,801	34,352
Current liabilities of discontinued operations	-	6,576
Total current liabilities	125,580	174,306
Long-term debt, net of current portion	418,313	375,322
Deferred taxes	16,328	8,954
Other non-current liabilities	8,579	17,540
Other non-current liabilities of discontinued operations	-	6,153
Total liabilities	568,800	582,275
Stockholders' equity
Preferred stock, $.0001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $.0001 par value; 125,000,000 shares authorized; shares issued: 71,177,319 and 70,711,439, respectively; shares outstanding: 68,594,799 and 68,128,919 as of June 30, 2014 and December 31, 2013, respectively	8	7
Treasury stock, 2,582,520 shares at cost	(10,311)	(10,311)
Additional paid-in capital	525,195	519,625
Accumulated deficit	(199,870)	(154,738)
Total stockholders' equity	315,022	354,583
Total liabilities and stockholders' equity	$883,822	$936,858

Schedule 2
BIOSCRIP, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Product revenue	$225,277	$150,559	$441,180	$$300,583
Service revenue	21,848	21,764	45,238	52,760
Total revenue	247,125	172,323	486,418	353,343

Cost of product revenue	161,658	102,725	313,398	208,258
Cost of service revenue	20,111	11,823	42,564	31,323
Total cost of revenue	181,769	114,548	355,962	239,581

Gross profit	65,356	57,775	130,456	113,762
% of revenues	26.4%	33.5%	26.8%	32.2%

Selling, general and administrative expenses	57,244	50,295	116,424	97,217
Change in fair value of contingent consideration	(4,646)	-	(6,855)	-
Bad debt expense	8,360	3,461	14,961	6,641
Acquisition and integration expenses	5,333	3,512	11,832	8,135
Restructuring and other expenses	3,858	1,439	8,450	2,679
Amortization of intangibles	1,620	1,710	3,323	3,792
Loss from continuing operations	(6,413)	(2,642)	(17,679)	(4,702)
Interest expense, net	9,135	6,508	19,634	12,986
Loss from continuing operations, before income taxes	(15,548)	(9,150)	(37,313)	(17,688)
Income tax (benefit)	3,063	146	6,554	(29)
Loss from continuing operations, net of income taxes	(18,611)	(9,296)	(43,867)	(17,659)
Income (loss) from discontinued operations, net of income taxes	(1,207)	416	(1,265)	651
Net loss	$(19,818)	$(8,880)	$(45,132)	$(17,008)

Loss per common share:
Loss from continuing operations, basic and diluted	$(0.27)	$(0.14)	$(0.64)	$(0.29)
Income (loss) from discontinued operations, basic and diluted	(0.02)	-	(0.02)	0.01
Net loss, basic and diluted	$(0.29)	$(0.14)	$(0.66)	$(0.28)

Weighted average shares outstanding, basic and diluted	68,468	65,025	68,354	61,058

Schedule 3
BIOSCRIP, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(45,132)	$(17,008)
Less: Income (loss) from discontinued operations, net of income taxes	(1,265)	651
Loss from continuing operations, net of income taxes	(43,867)	(17,659)
Adjustments to reconcile (loss) from continuing operations, net of income taxes to net cash provided by (used in) operating activities:
Depreciation	7,794	4,945
Amortization of intangibles	3,323	3,792
Amortization of deferred financing costs and debt discount	2,745	722
Change in fair value of contingent consideration	(6,855)	-
Change in deferred income tax	6,358	1,018
Compensation under stock-based compensation plans	4,884	5,833
Loss on disposal of fixed assets	-	(16)
Equity in net loss of unconsolidated affiliate	-	661
Changes in assets and liabilities, net of acquired business:
Receivables, net of bad debt expense	(19,019)	(15,890)
Inventory	(58)	10,097
Prepaid expenses and other assets	3,745	1,281
Accounts payable	6,105	6,320
Claims payable	1,475	(3,564)
Amounts due to plan sponsors	816	(7,836)
Accrued interest	4,764	(38)
Accrued expenses and other liabilities	1,116	(12,468)
Net cash provided by (used in) operating activities from continuing operations	(26,674)	(22,802)
Net cash provided by (used in) operating activities from discontinued operations	(4,304)	745
Net cash provided by (used in) operating activities	(30,978)	(22,057)
Cash flows from investing activities:
Purchases of property and equipment, net	(6,925)	(10,977)
Proceeds from sales of property and equipment	-	234
Cash consideration paid for acquisitions, net of cash acquired	(454)	(72,921)
Net cash proceeds from sale of unconsolidated affiliate	-	8,509
Cash advances to unconsolidated affiliate	-	(2,348)
Net cash provided by (used in) investing activities from continuing operations	(7,379)	(77,503)
Net cash provided by (used in) investing activities from discontinued operations	57,688	(37)
Net cash provided by (used in) investing activities	50,309	(77,540)
Cash flows from financing activities:
Proceeds from public stock offering	-	118,570
Proceeds from new senior notes due 2021, net of fees paid to lenders	193,868	-
Deferred and other financing costs	(1,161)	-
Borrowings on line of credit	85,400	351,859
Repayments on line of credit	(125,403)	(351,859)
Principal payments on long-term debt	(172,243)	-
Repayments of capital leases	(151)	(884)
Net proceeds from exercise of common stock purchase warrants	-	399
Net proceeds from exercise of employee stock compensation plans	905	1,052
Net cash provided by (used in) financing activities from continuing operations	(18,785)	119,137
Net change in cash and cash equivalents	546	19,540
Cash and cash equivalents - beginning of period	1,001	62,101
Cash and cash equivalents - end of period	$1,547	$81,641
DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$12,232	$12,327
Cash paid during the period for income taxes	$349	$235

Schedule 4
BIOSCRIP, INC.

Reconciliation between GAAP and Non-GAAP Measures
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Results of Operations:
Revenue:
Infusion Services - product revenue	$225,277	$150,559	$441,180	$300,583
Infusion Services - service revenue	5,271	5,424	10,437	9,668
Total Infusion Services revenue	230,548	155,983	451,617	310,251
PBM Services - service revenue	16,577	16,340	34,801	43,092
Total revenue	$247,125	$172,323	$486,418	$353,343

Adjusted EBITDA by Segment before corporate overhead:
Infusion Services	$16,194	$13,995	$31,155	$25,992
PBM Services	1,837	4,916	3,512	11,111
Total Segment Adjusted EBITDA	18,031	18,911	34,667	37,103

Corporate overhead	(7,016)	(8,132)	(14,492)	(16,048)

Consolidated Adjusted EBITDA	11,015	10,779	20,175	21,055

Interest expense, net	(9,135)	(6,508)	(19,634)	(12,986)
Income tax (expense) benefit	(3,063)	(146)	(6,554)	29
Depreciation	(3,958)	(2,527)	(7,794)	(4,945)
Amortization of intangibles	(1,620)	(1,710)	(3,323)	(3,792)
Stock-based compensation expense	(1,998)	(3,860)	(4,884)	(5,833)
Acquisition and integration expenses	(5,333)	(3,512)	(11,832)	(8,135)
Restructuring and other expenses and investments (1)	(4,519)	(1,812)	(10,021)	(3,052)
Loss from continuing operations, net of income taxes	$(18,611)	$(9,296)	$(43,867)	$(17,659)

Supplemental Operating Data			June 30,	December 31,
			2014	2013
Total Assets:
Infusion Services			$806,127	$793,475
PBM Services			27,203	25,239
Corporate unallocated			50,485	53,169
Assets from discontinued operations			-	64,959
Assets associated with discontinued operations, not sold			7	16
Total Assets			$883,822	$936,858

(1) Restructuring and other expenses and investments include costs associated with restructuring such as employee severance, third party consulting costs and facility closure costs; training and transitional costs as well as redundant salaries; and, losses in the short-term investment of the unconsolidated affiliate and investment in start-up branch locations.

Schedule 5
BIOSCRIP, INC.
Reconciliation between GAAP and Non-GAAP Earnings Per Share
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014 [1,3]	2013 [2,3]	2014 [1,3]	2013 [2,3]
Net income from continuing operations, net of income taxes	$(18,611)	$(9,296)	$(43,867)	$(17,659)
Non-GAAP adjustments, net of income tax:
Restructuring and other expenses and investments [3]	4,519	1,753	10,021	2,966
Acquisition and integration expenses	5,333	3,399	11,832	7,906
Amortization of intangibles	1,620	1,655	3,323	3,685
Compensation under stock-based compensation plans	1,998	3,735	4,884	5,669
Non-GAAP net income from continuing operations	$(5,141)	$1,246	$(13,807)	$2,567

Earnings per share from continuing operations, basic and diluted	$(0.27)	$(0.14)	$(0.64)	$(0.29)
Non-GAAP adjustments, net of income tax:
Restructuring and other expenses and investments [3]	0.07	0.03	0.15	0.05
Acquisition and integration expenses	0.08	0.05	0.17	0.13
Amortization of intangibles	0.02	0.03	0.05	0.06
Compensation under stock-based compensation plans	0.03	0.06	0.07	0.10
Non-GAAP earnings per share from continuing operations, basic and diluted	$(0.07)	$0.03	$(0.20)	$0.05

Weighted average shares outstanding, basic and diluted	68,468	65,025	68,354	61,058

1	For the three months and six months ended June 30, 2014, non-GAAP adjustments to net loss from continuing operations are net of tax, calculated using an annual effective tax rate method. However, the Company has recorded a full valuation allowance on its deferred tax assets and, as a result, no tax benefit is being recognized for the non-GAAP net loss from continuing operations. The tax expense in continuing operations relates to indefinite-lived intangible assets and an insignificant amount of state tax expense which would not be impacted by the non-GAAP adjustments above. Accordingly, no tax expense has been allocated to the non-GAAP adjustments.

2	For the three months and six months ended June 30, 2013, non-GAAP net income from continuing operations adjustments are net of tax, calculated using an annual effective tax rate method. The tax expense netted against restructuring and other expenses and investments, acquisition and integration expenses, amortization of intangibles, and stock-based compensation expense was $59, $113, $55 and $125, respectively, for the three months ended June 30, 2013 and $86, $229, $107 and $164, respectively, for the six months ended June 30, 2013. The tax effect of these adjustments on a per share basis is not meaningful.

3	Restructuring and other expenses and investments include costs associated with restructuring such as employee severance, third party consulting costs and facility closure costs; training and transitional costs as well as redundant salaries; losses in the short-term investment in the unconsolidated affiliate; and investments in start-up branch locations.